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                                                                   Exhibit 23(A)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 related to the Howmet International Inc. Amended and Restated 1997 Stock Awards Plan, of our reports dated January 10, 2000, except for Note V, for which the date is February 11, 2000, on our audits of the consolidated financial statements and financial statement schedule of Alcoa Inc. and consolidated subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which reports are incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.


                                       /s/   PricewaterhouseCoopers LLP

                                             PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
June 20, 2000